NEWS RELEASE

Cleveland-Cliffs Announces Close of PinnOak Resources Acquisition

CLEVELAND—July 31, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today said it has closed its previously announced acquisition of PinnOak Resources, LLC, a premium-quality metallurgical coal producer located in the United States.

PinnOak operates two mines in West Virginia and one mine in Alabama that produce a high-quality product ideal for meeting growing worldwide demand for high-yield coking coal. PinnOak controls reserves of approximately 140 million tons.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, stated: “The acquisition of PinnOak is the latest in a series of transactions designed to further Cliffs’ position as an international mining entity. Approximately 80 percent of PinnOak’s sales in 2007 are expected to reach international customers. With its position in the expanding global market, PinnOak fits well with our strategy to capitalize on international demand for steelmaking raw materials.”

Cliffs indicated it expects PinnOak production of approximately two million tons for the remainder of 2007 and approximately five million tons in 2008. As a result, PinnOak is projected to contribute approximately $130 million to Cliffs’ revenues in 2007. The acquisition is expected to produce approximately $30 million in EBITDA and have a minimal earnings impact due to acquisition and integration costs in the current year. In 2008, PinnOak is anticipated to contribute approximately $400 million to Cliffs’ revenue and $100 million in EBITDA.

Carrabba added, “PinnOak’s operations are running substantially below their rated capacity of more than seven million tons per annum. Our goal is to forge sales agreements with new and existing customers for PinnOak’s premium product and to increase production accordingly.”

As previously announced Cliffs agreed to pay $450 million in cash for PinnOak and assumed approximately $160 million in debt, which is being refinanced. Payment of approximately 25 percent of the cash portion is deferred until December 31, 2009. The agreement includes an earnout provision contingent on progressively improving performance.

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Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: market forces that negatively impact the domestic and international metallurgical coal markets; changes in global demand for metallurgical coal by integrated steel producers due to changes in steel utilization rates; operational factors; availability of capital equipment and component parts; availability of float capacity and other transportation issues; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in coal grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com

SOURCE: Cleveland-Cliffs Inc

CONTACT:

Steve Baisden

Director, Investor Relations

and Corporate Communications

(216) 694-5280

srbaisden@cleveland-cliffs.com

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